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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Joan Fabrics Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statement on Form S-3 of Collins & Aikman Products Co. of our report dated August 31, 2001, with respect to the combined balance sheets of Joan Automotive Group Companies as of June 30, 2001 and July 1, 2000, and the related combined statements of income, parent companies' net investment and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the Form 8-K/A of Collins & Aikman Products Co. dated October 10, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Boston, Massachusetts
June 21, 2002